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                                  EXHIBIT 4.5
                                AMENDMENT THREE
                                      TO
                               RIGHTS AGREEMENT



     THIS AMENDMENT THREE TO RIGHTS AGREEMENT is dated as of January 11, 1996, between CommNet Cellular Inc. (formerly known as Cellular, Inc.), a Colorado corporation (the "Company"), and State Street Bank and Trust Company (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of December 10, 1990 (as amended, the "Rights Agreement"); and

     WHEREAS, Section 26 of the Rights Agreement provides that prior to the earlier of the Distribution Date or the occurrence of an Adverse Person Event, the Company may, by resolution of the Board of Directors, supplement or amend the Rights Agreement; and

     WHEREAS, neither the Distribution Date nor an Adverse Person Event has occurred and, the Board of Directors, by resolution, has determined it to be in the best interest of the Company to amend the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement;

     NOW, THEREFORE, in consideration of the obligation of the parties set forth in the Rights Agreement, the parties hereby agree as follows:

1. The definition of "acquiring person" in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

     "Acquiring person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 25% or more of the shares of Common Stock of the Company then outstanding, provided that an Acquiring Person shall not include an exempt person.

2.  The Rights Agreement, as amended hereby, remains in full force and effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Three to
Rights Agreement to be duly executed and their respective corporate seals to be affixed and attested, all as of the day and year first above written.


                                        COMMNET CELLULAR INC.



ATTEST:                                 By:  /s/ Daniel P. Dwyer
                                        Its:  Executive Vice President

By:  /s/ Amy M. Shapiro
      Name:  Amy M. Shapiro
      Title:      Secretary

[CORPORATE SEAL]






                                        STATE STREET BANK AND TRUST COMPANY


ATTEST:                                 By:  /s/ Stephen Cesso
                                        Its:  vice president & associate counsel

By:  /s/ Patricia Foster
      Name:  Patricia Foster
      Title:  Senior Client Administrator

[CORPORATE SEAL]